EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Record Performances at Flagship Resorts Drive Company’s Most Profitable Year Ever

Las Vegas, Nevada, February 1, 2005 — MGM MIRAGE (NYSE: MGG) today reported record fourth quarter and full year financial results for 2004. Adjusted earnings per diluted share (“Adjusted EPS”) rose 42% to $0.51 in the fourth quarter of 2004 from $0.36 in the 2003 quarter, representing the Company’s best fourth quarter performance in its history. For the full year, the Company earned $2.52 in Adjusted EPS compared to $1.52 in 2003, with record operating performance for the year at several resorts, including Bellagio, MGM Grand Las Vegas and Beau Rivage.

Fourth quarter business trends were consistent with those experienced throughout 2004, with strong customer spending and significant increases in room rates. The Company has been adding upscale amenities across its resort portfolio, attracting more guests and capturing increased share of customer spending. Casino revenue increased 10%, with continued strength in slot revenues, up 9%, and extremely strong table games revenues, up 12%. REVPAR (revenue per available room) increased 13% at the Company’s Las Vegas resorts in the 2004 fourth quarter, on top of a 5% year-over-year increase in the 2003 fourth quarter.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, net property transactions, tax adjustments and loss on early retirement of debt1. On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations decreased to $0.47 for the fourth quarter of 2004 from $0.58 in the 2003 quarter, due to one-time items in the prior year including the gain on sale of land in North Las Vegas ($0.16 per share) and the reversal of tax reserves ($0.09 per share). GAAP diluted EPS, including the results of discontinued operations, was $0.47 in the 2004 quarter versus $0.62 in 2003. Full year GAAP diluted EPS in 2004 was $2.37 from continuing operations versus $1.52 in 2003 and $2.80 on a net basis (including discontinued operations), versus $1.61 in 2003.

“The fourth quarter of 2004 provides an exclamation point on a tremendous year for all of us at MGM MIRAGE,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “We have again proven our ability to operate the world’s best resorts, and have demonstrated vision to look to the future. In 2005, we will successfully integrate Mandalay Resort Group’s properties and employees, and begin executing on the vision of Project CityCenter.”

Fourth Quarter Company Highlights

•	Generated net revenues of $1.06 billion in the fourth quarter, up 11% over 2003;

•	Reported company-wide REVPAR of $120 in the fourth quarter, up 12% over prior year’s quarter;

•	Earned record property-level EBITDA[2] of $354 million in the fourth quarter, up 20% over the 2003 quarter;

•	Generated operating income of $213 million, up 23% compared to the 2003 quarter, after excluding the prior year $37 million gain on sale of land;

•	Produced a company-wide property-level EBITDA margin of 33% in the fourth quarter compared to 31% in the prior year;

•	Announced Project CityCenter, a multi-billion dollar urban master-planned development on the Las Vegas Strip, with a first phase featuring a 4,000-room casino resort, three 400-room boutique hotels, 550,000 square feet of retail, dining and entertainment venues, and 1,650 units of luxury condominium, hotel/condominium and private residence clubs;

•	Launched the $375 million Bellagio expansion, consisting of the 928-room Spa Tower, Sensi, a dramatic new restaurant opening to rave reviews, a significantly expanded and upgraded spa and salon, and additional retail outlets and meeting space;

•	Debuted KÀ, the most recent spectacular show by Cirque du Soleil at MGM Grand Las Vegas. KÀ is presented in a custom-designed theatre seating almost 2,000 guests;

•	Opened the SKYLOFTS at MGM Grand Las Vegas, featuring the ultimate in personal service for discerning guests in two-floor suites with the finest guest amenities and panoramic views of the Las Vegas Strip;

•	Named to the Forbes magazine list of “Best Managed Companies in America,” rated as the best managed company in the “Hotels, restaurants and leisure category”.

Full Year Company Highlights

•	Generated record full year net revenues of $4.2 billion, a 10% increase over 2003;

•	Produced record property-level EBITDA of $1.46 billion, an increase of 23% over 2003, while operating income was $951 million, an increase of 36%, with record results at Bellagio, MGM Grand Las Vegas and Beau Rivage;

•	Announced the merger with Mandalay Resort Group, expected to close in the first quarter of 2005 after receipt of regulatory approvals, thereby adding to the Company’s premier portfolio of resorts. Financing is already in place for the acquisition with the issuance of $1 billion of fixed rate debt at attractive interest rates and an increase in the Company’s bank credit facility to $7 billion;

•	Announced a joint venture agreement with Pansy Ho Chiu-king to develop, build and operate a major hotel-casino resort in Macau S.A.R.;

•	Invested $680 million of capital in the Company’s resorts, repurchased 8 million shares of common stock for $349 million, repaid $72 million of net debt and closed on the sales of the Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM Grand Australia.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the fourth quarter and the full year.

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In millions)
Casino revenue, net	$572.6	$518.4	$2,224.0	$2,037.5
Non-casino revenue, net	490.1	441.5	2,014.1	1,825.2
Net revenue	1,062.7	959.9	4,238.1	3,862.7
Operating income	213.2	210.1	950.9	699.7
Income from continuing operations	67.9	85.7	342.9	230.3
Discontinued operations, net	—	6.0	62.5	13.4
Net income	67.9	91.7	405.4	243.7

Property-level EBITDA	$353.8	$295.6	$1,455.9	$1,179.0
EBITDA (after corporate expense)	329.2	278.3	1,378.0	1,117.4
Adjusted Earnings	74.3	53.1	364.1	230.0

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin, MGM Grand Australia and MGM MIRAGE Online for all periods presented. The results of these operations are classified as discontinued operations.

The 11% increase in net revenue in the fourth quarter was representative of revenue gains in all of the Company’s operations with strong casino and hotel volumes driven by ongoing investments in new amenities, continued increases in room rates and higher spending by customers throughout the Company’s resorts. Casino revenue increased 10% in the 2004 quarter. Table games volume increased a significant 14%, with particular strength in baccarat volume, up 40%. The Company’s table games hold percentage was near the mid-point of the Company’s normal range in both the current and prior year quarters. Company-wide slot revenue in the quarter was up 9% from 2003. Several resorts experienced double-digit increases in slot revenues, including Bellagio, New York-New York, The Mirage, TI and Beau Rivage.

Non-casino revenue was up 11% in the quarter. Hotel revenue was up 10%, with a higher occupancy rate of 90% in the fourth quarter of 2004 versus 88% in 2003, and a higher average daily room rate (“ADR”) of $134 versus $122 in 2003. As a result, REVPAR was $120, an increase of 12% over 2003. REVPAR at the Company’s Las Vegas resorts was up 13% over the prior year to $141.

Food and beverage, entertainment, retail and other revenues were up 11% in the 2004 quarter. KÀ opened in late November, generating a portion of the increase in non-gaming revenues. Additionally, the Company has opened several new restaurant and entertainment venues in the past year.

Consolidated EBITDA increased 18% for the quarter, reflecting the strong revenue results and operating leverage inherent with strong customer volumes and higher hotel room rates. The property-level EBITDA margin was 33% in the 2004 quarter, up from 31% in the prior year’s quarter and the Company’s highest fourth quarter margin since the 2000 merger of MGM Grand, Inc. and Mirage Resorts. Additionally, the Company benefited from the increased contribution of Borgata. Operating income only increased 1% due to the prior year gain on sale of land of $37 million; excluding that gain, operating income was up 23%.

Fourth quarter Adjusted Earnings increased 40% compared to 2003 due to the strong operating results described above. Net interest expense increased due to slightly higher variable market interest rates and the issuance of fixed rate debt in the third quarter of 2004.

For the fourth quarter of 2004, Adjusted Earnings excluded a net $9.7 million ($6.3 million, net of tax) of items. These items included:

•	Preopening and start-up expenses of $6.7 million ($4.3 million, net of tax), primarily related to KÀ at MGM Grand Las Vegas and the Bellagio expansion;

•	Restructuring credit of $(0.3) million ($(0.2) million, net of tax);

•	Net property transactions of $3.3 million ($2.2 million, net of tax), including demolition costs at MGM Grand Las Vegas in connection with room remodel projects.

In the fourth quarter of 2003, items excluded in the determination of Adjusted Earnings totaled a net benefit of $43.0 million ($32.6 million, net of tax) and included preopening and start-up expenses of $0.5 million ($0.3 million, net of tax); restructuring costs of $1.4 million ($0.9 million, net of tax), primarily related to the closure of the Siegfried and Roy show; net gain on property transactions of $31.5 million ($20.5 million, net of tax), including the $36.7 million gain on sale of land in North Las Vegas; and reversal of tax reserves of $13.4 million.

The Company’s effective income tax rate was 38.5% in the fourth quarter versus 24.7% in the 2003 quarter. The increase was due to non-deductible costs related to a Michigan ballot initiative, overseas development costs for which no tax benefit was provided, and the reversal of tax reserves in the prior year.

Financial Position

Fourth quarter capital investments of $168 million included $57 million for the Bellagio expansion and $33 million related to the renovation of the Emerald Tower and the SKYLOFTS at MGM Grand Las Vegas. Other expenditures related primarily to continued enhancements to the Company’s existing resorts, including work on new dining and entertainment venues.

The Company did not repurchase any shares of common stock in the fourth quarter, and repaid $111 million of net debt. As of December 31, 2004, the Company had approximately $2.4 billion of available borrowings under its existing senior credit facility.

“We generated significant operating cash flow in 2004, and will continue to do so to provide support for our growth initiatives,” said MGM MIRAGE President, CFO and Treasurer, Jim Murren. “We look forward to enhancing our already strong portfolio of resorts with the coming Mandalay merger. This transaction will allow us to further invest in strategic developments with outstanding returns and to rapidly de-leverage,” Mr. Murren said.

Outlook

The Company expects REVPAR growth to be in the 10% range in the first quarter of 2005, driven by an exceptional convention and events calendar, on top of a 9% year-over-year increase in the 2004 first quarter. Property-level EBITDA is expected to increase over the prior year due to the expected continued strength in hotel results and solid gaming volumes. The Bellagio expansion will also contribute to the positive comparison. Other factors affecting Adjusted EPS compared to the first quarter of 2004 include higher levels of fixed rate borrowings related to the pending Mandalay merger and higher depreciation expense resulting from recent capital additions.

“We believe the current earnings consensus for the first quarter of $0.74 as reported on First Call on January 31, 2005 is reasonable. We are mindful that two important first quarter events, Super Sunday and Chinese New Year, have not yet occurred, and our guidance excludes any impact from the expected closing of the Mandalay merger,” said Mr. Murren. The Company earned $0.70 in the prior year first quarter on an Adjusted EPS basis, which was an all-time record for the Company.

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the first quarter of 2005 at 11:00 a.m. Eastern Standard Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

1 Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

2 EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income or income from continuing operations, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to income from continuing operations and operating income to EBITDA by resort are included in the financial schedules accompanying this release.

*     *     *

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at <http://www.mgmmirage.com>.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Revenues:
Casino	$572,594	$518,355	$2,223,965	$2,037,514
Rooms	220,993	201,246	911,259	833,272
Food and beverage	206,081	189,651	841,147	757,278
Entertainment	70,487	60,353	270,799	255,995
Retail	45,245	45,284	184,438	180,935
Other	60,773	49,980	240,880	210,772

	1,176,173	1,064,869	4,672,488	4,275,766
Less: Promotional allowances	(113,426)	(104,959)	(434,384)	(413,023)

	1,062,747	959,910	4,238,104	3,862,743

Expenses:
Casino	284,791	263,791	1,106,142	1,040,948
Rooms	62,758	58,175	247,387	234,693
Food and beverage	121,574	113,587	482,417	436,754
Entertainment	50,121	42,982	192,390	183,012
Retail	29,468	28,897	118,413	115,123
Other	36,685	32,883	146,146	130,698
Provision for doubtful accounts	4,105	(5,697)	(3,629)	12,570
General and administrative	153,952	145,903	612,615	583,599
Corporate expense	24,531	17,317	77,910	61,541
Preopening and start-up expenses	6,692	507	10,276	29,266
Restructuring costs (credit)	(276)	1,410	5,625	6,597
Property transactions, net	3,311	(31,451)	8,665	(18,941)
Depreciation and amortization	106,263	97,722	402,545	400,766

	883,975	766,026	3,406,902	3,216,626

Income from unconsolidated affiliates	34,468	16,258	119,658	53,612

Operating income	213,240	210,142	950,860	699,729

Non-operating income (expense):
Interest income	2,224	846	5,664	4,078
Interest expense, net	(100,692)	(89,397)	(378,386)	(337,586)
Non-operating items from unconsolidated affiliates	(4,488)	(6,179)	(23,802)	(10,401)
Other, net	137	(1,697)	(10,025)	(12,160)

	(102,819)	(96,427)	(406,549)	(356,069)

Income from continuing operations before income taxes	110,421	113,715	544,311	343,660
Provision for income taxes	(42,474)	(28,049)	(201,394)	(113,387)

Income from continuing operations	67,947	85,666	342,917	230,273

Discontinued operations
Income from discontinued operations, including gain (loss) on disposal of $82,538 (twelve months 2004) and ($6,735) (twelve months 2003)	—	8,985	94,207	16,075
Provision for income taxes	—	(2,916)	(31,731)	(2,651)
	—	6,069	62,476	13,424

Net income	$67,947	$91,735	$405,393	$243,697

Per share of common stock:

Basic:
Income from continuing operations	$0.49	$0.60	$2.46	$1.55
Discontinued operations	—	0.04	0.44	0.09

Net income per share	$0.49	$0.64	$2.90	$1.64

Weighted average shares outstanding	138,884	143,918	139,663	148,930

Diluted:
Income from continuing operations	$0.47	$0.58	$2.37	$1.52
Discontinued operations	—	0.04	0.43	0.09

Net income per share	$0.47	$0.62	$2.80	$1.61

Weighted average shares outstanding	144,848	147,708	144,666	151,592

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Income from continuing operations	$67,947	$85,666	$342,917	$230,273
Preopening and start-up expenses, net	4,349	330	6,679	19,023
Restructuring costs (credit), net	(180)	916	3,656	4,288
Property transactions, net	2,152	(20,444)	5,632	(12,312)
Tax adjustments	—	(13,391)	1,643	(13,391)
Loss on debt retirements, net	—	—	3,593	2,109

Adjusted earnings	$74,268	$53,077	$364,120	$229,990

Per diluted share of common stock:
Income from continuing operations	$0.47	$0.58	$2.37	$1.52
Preopening and start-up expenses, net	0.03	—	0.05	0.13
Restructuring costs (credit), net	—	0.01	0.03	0.03
Property transactions, net	0.01	(0.14)	0.04	(0.08)
Tax adjustments	—	(0.09)	0.01	(0.09)
Loss on debt retirements, net	—	—	0.02	0.01

Adjusted EPS	$0.51	$0.36	$2.52	$1.52

Weighted average diluted shares outstanding	144,848	147,708	144,666	151,592

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

EBITDA	$329,230	$278,330	$1,377,971	$1,117,417
Preopening and start-up expenses	(6,692)	(507)	(10,276)	(29,266)
Restructuring costs (credit)	276	(1,410)	(5,625)	(6,597)
Property transactions, net	(3,311)	31,451	(8,665)	18,941
Depreciation and amortization	(106,263)	(97,722)	(402,545)	(400,766)

Operating income	213,240	210,142	950,860	699,729

Non-operating income (expense):
Interest expense, net	(100,692)	(89,397)	(378,386)	(337,586)
Other	(2,127)	(7,030)	(28,163)	(18,483)

	(102,819)	(96,427)	(406,549)	(356,069)

Income from continuing operations before income taxes	110,421	113,715	544,311	343,660
Provision for income taxes	(42,474)	(28,049)	(201,394)	(113,387)

Income from continuing operations	$67,947	$85,666	$342,917	$230,273

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Bellagio	$280,281	$232,686	$1,068,517	$966,679
MGM Grand Las Vegas	209,924	193,954	860,778	752,932
The Mirage	140,987	136,041	566,276	579,897
Treasure Island	97,753	87,788	385,674	351,924
New York-New York	85,563	74,083	337,198	267,808
MGM Grand Detroit	101,123	101,350	421,942	396,349
Beau Rivage	77,067	73,196	312,235	299,550
Other operations	70,049	60,812	285,484	247,604

	$1,062,747	$959,910	$4,238,104	$3,862,743

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Bellagio	$93,305	$68,089	$352,166	$291,761
MGM Grand Las Vegas	61,978	57,434	290,365	221,504
The Mirage	40,165	42,341	170,377	162,899
Treasure Island	26,474	22,002	109,132	90,325
New York-New York	35,663	25,946	131,880	100,257
MGM Grand Detroit	32,261	38,042	150,831	149,934
Beau Rivage	19,193	16,790	80,907	71,593
Other operations	10,254	8,745	50,565	37,073
Income from unconsolidated affiliates	34,468	16,258	119,658	53,612

	$353,761	$295,647	$1,455,881	$1,178,958

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT
(In thousands)
(Unaudited)

Three Months Ended December 31, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA
				$
Bellagio	$64,550	$24,753	$3,516	—	$486	$93,305
MGM Grand Las Vegas	29,708	27,385	3,176	(195)	1,904	61,978
The Mirage	26,940	12,826	—	—	399	40,165
Treasure Island	17,929	8,086	—	—	459	26,474
New York-New York	27,157	8,486	—	—	20	35,663
MGM Grand Detroit	24,712	7,621	—	(81)	9	32,261
Beau Rivage	13,841	5,313	—	—	39	19,193
Other operations	4,208	6,051	—	—	(5)	10,254
Unconsolidated affiliates	34,468	—	—	—	—	34,468

	243,513	100,521	6,692	(276)	3,311	353,761
Corporate and other	(30,273)	5,742	—	—	—	(24,531)

	$213,240	$106,263	$6,692	$(276)	$3,311	$329,230

Three Months Ended December 31, 2003

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
				$
Bellagio	$46,610	$19,711	$—	—	$1,768	$68,089
MGM Grand Las Vegas	34,001	22,753	165	—	515	57,434
The Mirage	25,451	12,337	—	1,623	2,930	42,341
Treasure Island	13,965	8,143	—	—	(106)	22,002
New York-New York	17,557	8,173	(77)	(36)	329	25,946
MGM Grand Detroit	30,160	7,859	—	—	23	38,042
Beau Rivage	11,752	5,296	—	—	(258)	16,790
Other operations	4,059	4,685	—	—	1	8,745
Unconsolidated affiliates	16,258	—	—	—	—	16,258

	199,813	88,957	88	1,587	5,202	295,647
Corporate and other	10,329	8,765	419	(177)	(36,653)	(17,317)

	$210,142	$97,722	$507	$1,410	$(31,451)	$278,330

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT — continued
(In thousands)
(Unaudited)

Twelve Months Ended December 31, 2004

		Depreciation and	Preopening and		Property
	Operating income	amortization	start-up expenses	Restructuring costs	transactions, net	EBITDA
Bellagio	$252,914	$89,366	$3,804	$3,000	$3,082	$352,166
MGM Grand Las Vegas	181,096	98,203	6,161	705	4,200	290,365
The Mirage	117,430	51,809	—	—	1,138	170,377
Treasure Island	74,989	33,599	261	—	283	109,132
New York-New York	99,358	32,536	(79)	—	65	131,880
MGM Grand Detroit	118,692	30,278	—	1,506	355	150,831
Beau Rivage	59,688	21,078	—	—	141	80,907
Other operations	28,250	21,872	—	—	443	50,565
Unconsolidated affiliates	119,658	—	—	—	—	119,658

	1,052,075	378,741	10,147	5,211	9,707	1,455,881
Corporate and other	(101,215)	23,804	129	414	(1,042)	(77,910)

	$950,860	$402,545	$10,276	$5,625	$8,665	$1,377,971

Twelve Months Ended December 31, 2003

		Depreciation and	Preopening and			Property
	Operating income	amortization	start-up expenses	Restructuring costs		transactions, net	EBITDA
				$
Bellagio	$189,766	$99,339	$—		—	$2,656	$291,761
MGM Grand Las Vegas	119,633	86,054	1,731		3,881	10,205	221,504
The Mirage	108,204	49,470	—		1,923	3,302	162,899
Treasure Island	56,892	33,483	—		178	(228)	90,325
New York-New York	68,881	26,595	4,310		142	329	100,257
MGM Grand Detroit	116,278	32,655	450		—	551	149,934
Beau Rivage	50,740	19,936	—		—	917	71,593
Other operations	18,149	19,188	—		—	(264)	37,073
Unconsolidated affiliates	34,286	—	19,326		—	—	53,612

	762,829	366,720	25,817		6,124	17,468	1,178,958
Corporate and other	(63,100)	34,046	3,449		473	(36,409)	(61,541)

	$699,729	$400,766	$29,266		$6,597	$(18,941)	$1,117,417

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Bellagio
Occupancy %	95.1%	95.9%	96.1%	95.4%
Average daily rate (ADR)	$237	$235	$239	$230
Revenue per available room (REVPAR)	$226	$226	$229	$220

MGM Grand Las Vegas
Occupancy %	92.2%	87.8%	93.9%	92.8%
Average daily rate (ADR)	$130	$119	$130	$116
Revenue per available room (REVPAR)	$120	$104	$122	$108

The Mirage
Occupancy %	95.4%	92.1%	96.6%	94.9%
Average daily rate (ADR)	$153	$140	$151	$138
Revenue per available room (REVPAR)	$146	$129	$146	$131

Treasure Island
Occupancy %	97.1%	95.7%	97.7%	96.9%
Average daily rate (ADR)	$117	$106	$116	$103
Revenue per available room (REVPAR)	$113	$101	$113	$100

New York-New York
Occupancy %	96.8%	94.7%	97.8%	97.5%
Average daily rate (ADR)	$116	$101	$115	$98
Revenue per available room (REVPAR)	$112	$95	$113	$96

Beau Rivage
Occupancy %	86.6%	84.3%	90.0%	91.0%
Average daily rate (ADR)	$92	$89	$95	$93
Revenue per available room (REVPAR)	$80	$75	$86	$85

Other operations
Occupancy %	66.9%	69.2%	71.5%	68.8%
Average daily rate (ADR)	$47	$41	$43	$42
Revenue per available room (REVPAR)	$32	$28	$31	$29

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$435,128	$279,606
Accounts receivable, net	204,151	139,475
Inventories	70,333	65,189
Income tax receivable	—	9,901
Deferred income taxes	28,928	49,286
Prepaid expenses and other	81,662	89,641
Assets held for sale	—	226,082

Total current assets	820,202	859,180

Property and equipment, net	8,914,142	8,681,339

Other assets:
Investments in unconsolidated affiliates	831,136	756,012
Goodwill and other intangible assets, net	233,335	267,668
Deposits and other assets, net	304,710	247,070

Total other assets	1,369,181	1,270,750

	$11,103,525	$10,811,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$198,050	$186,998
Income taxes payable	426	-
Current portion of long-term debt	14	9,008
Accrued interest on long-term debt	116,997	87,711
Other accrued liabilities	607,925	559,445
Liabilities related to assets held for sale	—	23,456

Total current liabilities	923,412	866,618

Deferred income taxes	1,802,008	1,765,426
Long-term debt	5,458,848	5,521,890
Other long-term obligations	154,492	123,547
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 173,573,934 and 168,268,213 shares and outstanding 140,369,934 and 143,096,213 shares)	1,736	1,683
Capital in excess of par value	2,346,329	2,171,625
Deferred compensation	(10,878)	(19,174)
Treasury stock, at cost (33,204,000 and 25,172,000 shares)	(1,110,551)	(760,594)
Retained earnings	1,539,296	1,133,903
Accumulated other comprehensive income (loss)	(1,167)	6,345

Total stockholders’ equity	2,764,765	2,533,788

	$11,103,525	$10,811,269